Exhibit 99.2

Eastman Chemical Company Announces Extension of Early Tender Date and Tender Offer Price

Determination Date for its Cash Tender Offer for Certain Outstanding Debt Securities

KINGSPORT, Tenn., November 15, 2016 — Eastman Chemical Company (NYSE:EMN) today announced the extension of the Early Tender Date and the Tender Offer Price Determination Date for its previously announced cash tender offer (the “Tender Offer”) for up to $400 million combined aggregate principal amount of its outstanding debt securities listed in the table below (collectively, the “Notes”). The terms of the Tender Offer are described in the Offer to Purchase, dated October 31, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal, and remain unchanged except as amended hereby.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap(1)	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(2)	Early Tender Premium (per $1,000 principal amount)	Fixed Spread (basis points)
7 5⁄8% Debentures due 2024	277432 AC4	$53,901,000	$10,000,000	1	1.5% due 08/15/26	PX1	$30	+90
7.60% Debentures due 2027	277432 AD2	$223,396,000	$50,000,000	2	1.5% due 08/15/26	PX1	$30	+110
7 1⁄4% Debentures due 2024	277432 AB6	$244,421,000	$50,000,000	3	1.5% due 08/15/26	PX1	$30	+85
4.5% Notes due 2021	277432 AK6	$250,000,000	$50,000,000	4	1.25% due 10/31/21	PX1	$30	+80
3.6% Notes due 2022	277432 AN0	$900,000,000	$150,000,000	5	1.25% due 10/31/21	PX1	$30	+100
3.80% Notes due 2025	277432 AR1	$800,000,000	$100,000,000	6	1.5% due 08/15/26	PX1	$30	+115

(1) The Tender Cap for each series represents the maximum aggregate principal amount of Notes of such series that will be purchased in the Tender Offer.

(2) The applicable page on Bloomberg from which the Dealer Manager for the Tender Offer will quote the bid-side prices of the applicable U.S. Treasury Security at the Tender Offer Price Determination Date.

The Early Tender Date, previously set at 5:00 p.m., New York City time, on November 14, 2016, has been extended to 5:00 p.m., New York City time, on November 15, 2016.

The Tender Offer Price Determination Date, previously set at 2:00 p.m., New York City time, on November 15, 2016, has been extended to 2:00 p.m., New York City time, on November 16, 2016.

The Tender Offer is scheduled to expire at midnight, New York City time, at the end of the day on November 29, 2016, unless extended or earlier terminated by Eastman (the “Expiration Date”).

The withdrawal deadline with respect to Notes validly tendered pursuant to the Tender Offer was 5:00 p.m., New York City time, on November 14, 2016 (the “Withdrawal Deadline”). Notes already tendered pursuant to the Tender Offer may no longer be withdrawn, and any Notes tendered after the Withdrawal Deadline, but on or prior to the Expiration Date, may not be withdrawn, except in limited circumstances where additional withdrawal rights are required by law.

Eastman’s obligation to accept for purchase and to pay for Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of certain conditions, including Eastman completing the offering and sale of new debt securities (the “New Notes Offering”) on terms acceptable to Eastman (the “Financing Condition”). The Tender Offer

does not constitute an offer to sell or a solicitation of an offer to buy any securities or other financial instruments that may be issued or otherwise incurred in connection with the New Notes Offering. Eastman reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate one or more of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect. Eastman is not soliciting consents from holders of securities in connection with the Tender Offer.

Eastman has retained Citigroup Global Markets Inc. to act as exclusive Dealer Manager. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the Tender Offer, please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 794-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to the Dealer Manager at its telephone numbers. These documents regarding the tendering of securities are also available at http://www.gbsc-usa.com/Eastman/.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer. The Tender Offer is not being made to, nor will Eastman accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Eastman, its board of directors, the Dealer Manager or the Information Agent and Depositary makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Eastman Chemical Company

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

Forward-Looking Statements

This press release includes forward-looking statements concerning, among other things, the Tender Offer, including the terms and timing of the Tender Offer. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are detailed in the company’s filings with the Securities and Exchange Commission from time to time, including the Form 10-Q filed for the third quarter of 2016, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com